Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media:	Investors:	Media:
Blaine Davis	Jonathan Neely	Brian O’Donnell
(484) 216-7158	(484) 216-6645	(484) 216-6726
+353-1-669-6635

Endo Health Solutions Inc. Announces Extension of Expiration Date

and Reopening of Withdrawal Rights in Exchange Offers for its

7% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7 1⁄4% Senior Notes due 2022

DUBLIN, April 30, 2014 – Endo International plc (NASDAQ: ENDP) (TSX: ENL) (“Endo” or the “Company”) announced today that its wholly-owned subsidiary, Endo Health Solutions Inc. (“EHSI”), has further extended the expiration date and reopened withdrawal rights in its previously announced offers to exchange any and all of the outstanding unsecured 7% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7 1⁄4% Senior Notes due 2022 issued by EHSI (collectively, the “Existing EHSI Notes”), for new unsecured 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7.25% Senior Notes due 2022 (collectively, the “New Endo Finance Notes”), respectively, to be issued by Endo Finance LLC and Endo Finco Inc. (together, the “Endo Finance Issuers”) and guaranteed by Endo Limited and certain of its direct and indirect subsidiaries. Capitalized terms used but not defined herein shall have the meanings ascribed to them in EHSI’s Offer to Exchange dated March 27, 2014, as supplemented from time to time.

Pursuant to a Supplement No. 3 dated April 30, 2014 to the Offer to Exchange, EHSI has amended the Offer to Exchange to extend the expiration date and reopen withdrawal rights in the exchange offers. The exchange offers will now expire at 5:00 p.m., New York City time, on May 5, 2014, unless further extended or terminated. The related consent solicitations expired at 5:00 p.m., New York City time, on April 16, 2014 (such time and date, the “Consent Date”). Rights to withdraw tendered Existing EHSI Notes will now terminate at 5:00 p.m., New York City time, on May 5, 2014 (such time and date, as it may be further extended, the “Withdrawal Deadline”). If you wish to withdraw tendered Existing EHSI Notes, you must contact the exchange agent, D.F. King & Co., Inc., at their telephone number below. To be eligible to receive the Total Consideration and the Consent Payment, holders must have tendered their Existing EHSI Notes and delivered their consents prior to the Consent Date and not withdraw their Existing EHSI Notes prior to the Withdrawal Deadline. Holders who tender their Existing EHSI Notes after the Consent Date and do not withdraw their Existing EHSI Notes prior to the Withdrawal Deadline will be eligible to receive the Exchange Consideration. The terms and conditions of the exchange offers and the consent solicitations appear in the offering documents, which have been distributed to the holders of Existing EHSI Notes who have completed and returned a letter of eligibility confirming that they are “Eligible Holders” for the purposes of the exchange offers and the consent solicitations. EHSI expressly reserves the right to waive these conditions in whole or in part at any or at various times in its sole discretion.

As of 5:00 p.m. New York City time, on April 30, 2014, as reported by the exchange agent, EHSI had received tenders from holders of $482,019,000 in aggregate principal amount of the 2019 Existing EHSI Notes, representing approximately 96.40% of the total outstanding principal amount of the 2019 Existing EHSI Notes, tenders from holders of $393,463,000 in aggregate principal amount of the 2020 Existing EHSI Notes, representing approximately 98.37% of the total outstanding principal amount of the 2020 Existing EHSI Notes, and tenders from holders of $396,280,000 in aggregate principal amount of the 2022 Existing EHSI Notes, representing approximately 99.07% of the total outstanding principal amount of the 2022 Existing EHSI Notes. In addition, as of the Consent Date, EHSI had received consents from holders of approximately 95.58% of the total outstanding principal amount of the 2019 Existing EHSI Notes, consents from approximately 98.37% of the total outstanding principal amount of the 2020 Existing EHSI Notes and consents from approximately 99.07% of the total outstanding principal amount of the 2022 Existing EHSI Notes.

The New Endo Finance Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws. The New Endo Finance Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell any securities. The exchange offers are being made only pursuant to a confidential offering document and related consent and letter of transmittal and only to persons certifying that they are (i) in the United States and “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (that are also institutional “accredited investors” within the meaning of Rule 501 of Regulation D of the Securities Act), or (ii) not “U.S. persons” and are outside of the United States (and are not acting for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act.

The offering documents have been and will only be distributed to Eligible Holders. D.F. King & Co., Inc. is the information agent for the exchange offers, (800) 967-5079 (U.S. toll-free) or (212) 269-5550 (collect).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with securities regulators in the United States and Canada including under the caption “Risk Factors” in Endo’s and EHSI’s Form 10-K, Form 10-Q and Form 8-K filings, as applicable, with the Securities and Exchange Commission and with securities regulators in Canada on System for Electronic Document Analysis and Retrieval (“SEDAR”) and as otherwise enumerated herein or therein, could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in EHSI’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.

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